SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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IBERIABANK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2007

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of IBERIABANK Corporation to be held in the Cabildo Room at the InterContinental New Orleans Hotel, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 2, 2007 at 4:00 p.m., Central Time.

The matters to be considered by shareholders at the Meeting are described in the accompanying materials. Also enclosed is an Annual Report to Shareholders for 2006. Directors and officers of the Company, as well as representatives of the Company’s independent auditors, will be present to respond to any questions shareholders may have.

It is very important that you be represented at the Meeting. Whether or not you presently plan to attend the Meeting in person, please indicate your vote by using the enclosed proxy card or by voting via telephone or internet. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

We appreciate your continued support of, and interest in, IBERIABANK Corporation.

Sincerely,

Daryl G. Byrd President and Chief Executive Officer

Phone 337-521-4012 • FAX 337-521-4021 • 200 West Congress Street • Post Office Box 52747 • Lafayette, LA 70505-2747

IBERIABANK CORPORATION

200 West Congress Street

Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IBERIABANK Corporation will be held in the Cabildo Room at the InterContinental New Orleans Hotel, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 2, 2007 at 4:00 p.m., Central Time (the “Meeting”), for the purpose of considering and acting on the following:

1.	election of four directors for three-year terms expiring in 2010 and one director for a two-year term expiring in 2009;

2.	ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007; and

3.	such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 21, 2007 are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors

George J. Becker III Secretary

Lafayette, Louisiana

April 2, 2007

Whether or not you expect to attend the Meeting, please vote by internet, or telephone, or complete the enclosed proxy and return promptly in the envelope provided. If you vote by internet or telephone, use the instructions on the enclosed proxy card. If you attend the Meeting, you may vote either in person or by proxy. Any proxy previously executed may be revoked by you in writing or in person at any time prior to its exercise.

IBERIABANK CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2007

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors for use at the 2007 Annual Meeting of Shareholders to be held on May 2, 2007, and at any adjournments or postponements thereof.

Your proxy will be voted in the manner you specify if you vote properly and timely by internet, telephone, or complete and return the enclosed proxy card. You may revoke your proxy by notifying our Secretary in writing or by filing a properly executed proxy of later date with the Secretary at or before the Meeting.

This proxy statement was mailed to each shareholder of record at the voting record date, on or about April 2, 2007. The cost of preparing and mailing the proxy materials as well as soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorization for the execution of proxies. We will, upon request, reimburse them for their expenses in so acting.

VOTING

The presence, in person or by proxy, of the holders of a majority of our total voting power will constitute a quorum at the meeting. Only shareholders of record at the close of business on March 21, 2007, are entitled to notice of, and to vote at, the meeting. On that date, 12,880,203 shares of Common Stock, par value $1.00 per share, were outstanding.

Directors are elected by a plurality of the votes cast (Proposal I). The affirmative vote of a majority of the votes actually cast is required to ratify the appointment of the independent auditors (Proposal II).

Shareholders may vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors (Proposal I). If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. Shareholders may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal II to ratify the appointment of the independent auditors. If you abstain from voting on Proposal II, your shares will be counted as present for purposes of establishing a quorum, but will not be counted as a vote cast for this proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be counted for purposes of establishing a quorum and will be voted “FOR” each director nominee and “FOR” Proposal II.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Shares registered in the names of brokers and similar persons who hold the shares for clients and do not receive voting instructions are generally not voted other than on the election of directors, ratification of independent auditors and other routine matters (“broker non-votes”). Broker non-votes will be treated as shares present for the purpose of establishing a quorum, but will not be considered as votes cast.

The form of proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve. It also confers discretionary authority with respect to matters incident to the conduct of the meeting and with respect to any other matter presented to the meeting if notice of such matter has not been delivered to us in accordance with our Articles of Incorporation. Except for procedural matters incident to the conduct of the meeting, we do not know of any other matters that are to come before the meeting. If any other matters are properly brought before the meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors.

Each share of Common Stock is entitled to one vote. Shares may not be voted at the meeting unless the record owner is present or represented by proxy. A shareholder can be represented through the return of a physical proxy or by utilizing internet or telephone voting procedures. These procedures are designed to authenticate shareholders by use of a control number and allow shareholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the meeting, if you later decide to attend and vote in person.

Participants in our Retirement Savings Plan will receive a proxy card for the common stock owned through this plan. Award recipients in the Recognition and Retention Plan also will receive a proxy card for the unvested portion of shares held in this plan. These proxy cards will serve as voting instruction cards for the plan trustees.

PROPOSAL I - ELECTION OF DIRECTORS

Directors and Nominees

Our Articles of Incorporation provide that the Board of Directors will be divided into three classes as nearly equal in number as possible, with each class elected by the shareholders for staggered three-year terms. At the meeting, shareholders will be asked to elect one class of directors, consisting of four directors, for three-year terms expiring in 2010. In addition, to equalize the classes to which the increased number of directors has been apportioned subsequent to our acquisition of Pulaski Investment Corporation, Daryl G. Byrd has agreed to stand for election for a two-year term expiring in 2009. The nominees of the Nominating and Corporate Governance Committee of the Board of Directors are currently directors and have not been nominated pursuant to any other arrangement or understanding with any person.

Our Bylaws currently provide for a Board of twelve persons.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the five nominees listed below. In the unanticipated event that any nominee is unable or unwilling to stand for election at the time of the meeting, the Bylaws provide that the number of authorized directors will be automatically reduced by the number of such nominees unless the Board determines otherwise, in which case proxies will be voted for any replacement nominee or nominees recommended by the Nominating and Corporate Governance Committee.

The following table presents information as of the record date concerning our nominees and other directors.

Name	Age	Principal Occupation During the Past Five Years	Director Since(1)

Nominee for term to expire in 2009:

Daryl G. Byrd	52	President of IBERIABANK Corporation and President and Chief Executive Officer of IBERIABANK since 1999; Chief Executive Officer of IBERIABANK Corporation since 2000; President and Chief Executive Officer of First Community Bank since February 1, 2007; President and Chief Executive Officer of Pulaski Bank and Trust Company since January 31, 2007	1999

Nominees for terms to expire in 2010:

Elaine D. Abell	64	Attorney at Law	1993

William H. Fenstermaker	58	Chairman of the Board of IBERIABANK Corporation, IBERIABANK, First Community Bank and Pulaski Bank and Trust Company; Chairman and Chief Executive Officer of C.H. Fenstermaker and Associates, Inc. (oil and gas surveying, mapping, municipal engineering, environmental consulting and computer information system services)	1990

Larrey G. Mouton	65	Owner and Manager of Mouton Financial Services, LLC since July 2002; Chairman, Acadiana Filter Services, Inc. since June 2004; Community Relations Officer of the Company from July 2000 to June 2002; Chief Executive Officer of the Company from February 1995 to July 2000; President of the Company and President and Chief Executive Officer of the Bank from February 1995 to July 1999	1985

O. Miles Pollard, Jr.	69	Private Investor	2003

Name	Age	Principal Occupation During the Past Five Years	Director Since(1)

Directors whose terms expire in 2008:

Harry V. Barton, Jr.	52	Certified Public Accountant in private practice; In 2005, became a Registered Investment Advisor and sole owner/member of Barton Advisory Services, LLC	1993

James C. East	68	Private Investor; Chairman of the Board of Directors of Pulaski Investment Corporation and Pulaski Bank and Trust Company (1973-January 31, 2007)(2)

E. Stewart Shea III	55	Vice Chairman of the Board of the Company, IBERIABANK, First Community Bank and Pulaski Bank and Trust Company; Managing Partner of The Bayou Companies, LLC; Managing Partner of Bayou Coating, LLC (oil and gas industry service company)	1990

David H. Welch	58	President, Chief Executive Officer and Director of Stone Energy Corporation (oil and gas company) since 2004; Senior Vice President of BP America, Inc. (2003-2004); Vice President of BP, Inc. (1999-2003)	2005

Directors whose terms expire in 2009:

Ernest P. Breaux, Jr.	62	Chairman/CEO of Iberia Investment Group, LLC, Ernest P. Breaux Electrical, Inc., and Equipment Tool Rental & Supply, Inc.; Regional Operating Officer for Regions 1, 4 & Gulf Plains of Integrated Electrical Services (2001-2004)	1999

John N. Casbon	58	Executive Vice President, First American Title Insurance Company; Chief Executive Officer and President, First American Transportation Title Insurance Company	2001

Jefferson G. Parker	54	President, Howard Weil, Inc., (an equity research, investment banking and trading firm focused on the energy industry) since 2004; Senior Vice President-Institutional Equities, Howard Weil, Inc. (1976-2004)	2001

(1)	Includes service as a director of IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation.

(2)

In connection with the acquisition of Pulaski Investment Corporation, Mr. East was elected to the Board of Directors to serve until the 2008 annual meeting of shareholders. At that time, he will be nominated for an additional three-year term.

CORPORATE GOVERNANCE

Board of Director and Shareholder Meetings

The Board of Directors met 16 times during the fiscal year ended December 31, 2006. All directors attended at least 75% of the Board of Directors meetings and assigned committee meetings in 2006. We encourage director’s attendance at our annual shareholder meetings and request that directors make reasonable efforts to attend such meetings. All of the members of the Board of Directors attended the 2006 annual meeting of shareholders.

Board of Director Independence

Each year, the Board of Directors reviews the relationships that each director has with us and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ listing standards and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which our Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Ms. Abell and Messrs. Barton, Breaux, Casbon, Fenstermaker, Parker, Pollard, Shea and Welch are independent directors of IBERIABANK Corporation within the meaning of applicable NASDAQ listing standards. Independent Board members met in executive session without management present three times during the year ended December 31, 2006.

Shareholder Communications

Shareholders may communicate directly with members of the Board of Directors or the individual chairperson of a standing Board of Directors committee by writing directly to those individuals at the following address: 200 West Congress Street, Lafayette, Louisiana 70501. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

Codes of Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Board of Directors also has adopted a Code of Ethics that applies to all officers, other employees and directors. Links to both codes of ethics are on the “Investor Relations” portion of our website at: http://www.iberiabank.com. Any waiver or substantial amendments of the codes of ethics applicable to our directors and executive officers also will be disclosed on our website.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes, as of the record date, certain information as to the common stock beneficially owned by:

•

the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known us to be the beneficial owner of more than 5% of our Common Stock;

•	our directors;

•	our named executive officers identified in the Summary Compensation Table elsewhere herein; and

•	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned as of Record Date (1) (2) (3) (4)
	Amount		Percentage
Directors:
Elaine D. Abell	47,283		*
Harry V. Barton, Jr.	27,824		*
Ernest P. Breaux, Jr.	23,814		*
Daryl G. Byrd	381,967		2.91%
John N. Casbon	15,250		*
James C. East	710,554	(5)	5.52%
William H. Fenstermaker	48,364		*
Larrey G. Mouton	112,078		*
Jefferson G. Parker	48,584		*
O. Miles Pollard, Jr.	5,188		*
E. Stewart Shea III	85,257		*
David H. Welch	1,626		*
Named Executive Officers who are not directors:
Anthony J. Restel	34,168		*
Michael J. Brown	179,392		1.38%
John R. Davis	184,062		1.42%
Michael A. Naquin	94,270		*
All directors and executive officers as a group (18 persons)	2,232,501		16.37%

*	Represents less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, shares are held with sole voting and dispositive power.

(2)	Includes shares of Common Stock owned directly by directors and executive officers as well as shares held by their spouses, minor children and trusts of which they are trustees. Also includes shares allocated to the accounts of participants in our Retirement Savings Plan.

(3)	Includes all shares that may be acquired upon the exercise of stock options, including those vesting within 60 days of the record date, as follows: 3,125 shares by Ms. Abell; 3,125 shares by Mr. Barton; 10,291 shares by Mr. Breaux; 238,477 shares by Mr. Byrd; 10,313 shares by Mr. Casbon; 3,125 shares by Mr. Fenstermaker; 3,125 shares by Mr. Mouton; 9,415 shares by Mr. Parker; 3,125 shares by Mr. Pollard; 3,125 shares by Mr. Shea; 22,456 shares by Mr. Restel; 117,896 shares by Mr. Brown; 113,670 shares by Mr. Davis; 59,272 by Mr. Naquin and 757,092 shares by all directors and executive officers as a group.

Footnotes continued on following page

(4)	Includes unvested restricted shares that may be voted by the following persons: 39,107 shares by Mr. Byrd; 8,671 shares by Mr. Restel; 37,711 shares by Mr. Brown; 26,602 shares by Mr. Davis; 26,396 shares by Mr. Naquin; and 181,251 shares by all directors and executive officers as a group.

(5)	As reported on Schedule 13G, James C. East has sole voting power and sole dispositive power with respect to 710,554 shares. Mr. East’s address is 2 Lou Ellen Drive, Little Rock, Arkansas 72202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires each of our directors and executive officers, and each beneficial owner of more than ten percent of our Common Stock, to file with the Securities and Exchange Commission (“SEC”) an initial report of the person’s beneficial ownership of our equity securities and subsequent reports regarding changes in such ownership. To the best of our knowledge each person who was so subject to Section 16(a) with respect to us at any time during 2006 filed, on a timely basis, all reports required for the year pursuant to Section 16(a).

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and has adopted a charter for each of these three standing committees.

Audit Committee

The members of the Audit Committee are Mr. Barton, who serves as the chairman, and Messrs. Parker, Pollard, and Welch. Each of the members of the committee is independent within the meaning of applicable NASDAQ listing standards. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Barton, is an “audit committee financial expert” as defined in Item 401(h) of SEC Regulation S-K.

The Audit Committee has oversight responsibility for the quality and integrity of the company’s financial statements. The Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The Audit Committee met 16 times during 2006. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) complaints relating to accounting, internal accounting controls or auditing matters; (ii) authority to engage advisors; and (iii) funding as determined by the Audit Committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter. A link to the Audit Committee Charter is on the “Investor Relations” portion of our website at: http://www.iberiabank.com.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditors. The policy requires that all services to be provided by its independent auditors, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Castaing, Hussey & Lolan, LLC. during 2006. The Audit Committee has also pre-approved 2007 services to be provided by Ernst & Young LLP.

Pursuant to its Charter, the Audit Committee is authorized to conduct an appropriate review of all related party transactions for potential conflict of interest situations prior to approval of such transactions. The term “related party transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Company or its subsidiaries is or will be a participant and the amount involved exceeds $120,000, and in which the related party has or will have a direct or indirect interest. A related party generally means a director, nominee or executive officer of the Company; a person known to be the beneficial owner of more than 5% of the common stock; and any “immediate family member” of the foregoing persons (as defined by the SEC).

Compensation Committee

The members of the Compensation Committee are Mr. Shea, who serves as the chairperson, and Messrs. Welch, Fenstermaker and Pollard, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met 12 times during 2006. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers and directors. The Compensation Committee also administers our stock incentive plans. A link to the Compensation Committee Charter is on the “Investor Relations” portion of our website at: http://www.iberiabank.com.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors - Ms. Abell and Messrs. Barton, Breaux, Casbon, Fenstermaker, Parker, Pollard, Shea and Welch - serve as our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by shareholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2006, the Nominating and Corporate Governance Committee held three meetings. A link to the Nominating and Corporate Governance Committee Charter is on the “Investor Relations” portion of our website at: http://www.iberiabank.com.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for us and serving the long-term interests of our shareholders. The Committee’s process for identifying and evaluating nominees is as follows:

•

in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to IBERIABANK Corporation during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and

•

in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

The Committee meets to discuss and consider these candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ listing standards, and then selects a candidate by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the Committee rejected a timely director nominee from a shareholder(s) holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, provided the shareholders follow the procedures set forth in Article 6F of our Articles of Incorporation. The Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, and based on whether the candidate was recommended by a shareholder or otherwise.

Article 6F of our Articles of Incorporation governs nominations of candidates for election as director at any annual meeting of shareholders and provides that such nominations, other than those made by the Board, may be made by any shareholder entitled to vote at such meeting if the nomination is made in accordance with the procedures set forth in Article 6F, which are summarized below.

A shareholder’s notice of nomination must be delivered to, or mailed and received at, our principal executive offices not later than 60 days before the anniversary date of the immediately preceding annual meeting of shareholders and must set forth as to each person who the shareholder proposes to nominate for election as a director and as to the shareholder giving the notice:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our stock which are Beneficially Owned (as defined in Article 9A(e) of the Articles of Incorporation) by such person on the date of such shareholder notice; and

•

any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

and as to the shareholder giving the notice:

•	the name and address, as they appear on our books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees; and

•

the class and number of shares of our stock which are Beneficially Owned by such shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

To be timely under the Articles of Incorporation, nominations by any shareholder eligible to vote at the meeting must have been received by us on or before March 4, 2007.

The Nominating and Corporate Governance Committee may reject any nomination by a shareholder not made in accordance with the requirements of Article 6F. Notwithstanding the foregoing procedures, if neither the Board of Directors nor the Committee makes a determination as to the validity of any nominations by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of Article 6F.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of IBERIABANK Corporation or any of our subsidiaries during 2006 or is a former officer of IBERIABANK Corporation or any of our subsidiaries.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee is an appointed committee of the Board of Directors of IBERIABANK Corporation consisting of not less than three independent board members and led by an elected Chairperson. Pursuant to the Committee’s Charter, each of the members is an independent director as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time.

The Committee’s mission is to assure that compensation programs for directors and senior executives of the Company and its subsidiaries (as determined by the Committee in collaboration with the President and Chief Executive Officer) are effective in attracting, incenting and retaining directors and senior executives. In general, a compensation program should link pay to performance, be reasonable in light of Company economics and the relevant practices of other, similar companies, and be administered fairly and in the shareholders’ interests. The Committee will make recommendations to the Board in setting executive compensation policy and administering Board approved compensation plans.

The Committee meets a minimum of 12 times annually to review compensation programs, approve compensation levels and performance targets, review management performance and approve final executive bonus distributions.

The Committee operates in accordance with a Compensation Committee Charter, which sets forth its rights and responsibilities.

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers. We refer to these five persons throughout as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation plans, policies and benefit programs.

Executive Compensation Philosophy

Our Company seeks to provide an executive compensation package that is driven by our overall financial performance, our shareholder value, the success of the business unit directly impacted by an executive’s performance, and the performance of an individual executive. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe, however, that information regarding pay practices at other companies is useful in at least two respects: First, we recognize that our compensation practices must be competitive in the marketplace. Second, marketplace information is one of the many factors that our senior executives and the Compensation Committee consider in assessing the reasonableness of compensation. We rely upon our judgment about each individual – not on rigid formulas or short-term changes in business performance – in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include:

•	Compensation decisions are driven by a pay-for-performance philosophy.

•	Total compensation opportunities should be comparable to the marketplace when Company performance is good.

•	Increased compensation is appropriate based on an employee’s increased contribution.

•	Total direct compensation should consist of variable compensation.

The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain employees critical to the Company’s long-term success and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer financial institutions. To that end, the Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that recognizes and rewards superior performance.

Objectives of Executive Compensation

The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals set by the Company, and which aligns executives’ interests with those of the Company’s shareholders by rewarding performance above established goals, with the ultimate objective of directly and indirectly influencing shareholder value. The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership,

•	enhance the individual executive’s performance,

•	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance,

•	increase shareholder value,

•	improve our overall performance, and

•	drive and reward performance, which supports the Company’s core values.

The Committee strives to meet these objectives while maintaining market competitive pay levels. We also consider each senior executive’s current salary and an appropriate balance between incentives for long-term and short-term performance. In addition, we review a tally sheet setting forth the total compensation potentially payable to and the benefits accruing to the senior executive, including current value of outstanding equity-based grants.

Role of Executive Officers and Compensation Consultant

The Committee makes all compensation decisions for the President and Chief Executive Officer of the Company. The President and Chief Executive Officer annually reviews the performance of each senior executive officer. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the President and Chief Executive Officer’s recommendations when making its final compensation decisions for all executives other than the President and Chief Executive Officer.

The Committee utilizes the Human Resources Department and also engages the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2006 engaged the services of Hay Group, an independent outside global management consultancy, to provide research, analysis and recommendations to the Compensation Committee regarding senior executives’ compensation for 2006 and 2007. During 2006, Hay Group participated in several of the Compensation Committee meetings.

Hay Group assisted the Committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors. Hay Group also provided guidance on industry best practices and the Committee utilized this information in:

•	determining base salary and annual cash bonus incentive compensation for the President and Chief Executive Officer for 2006 and 2007, and

•	designing and determining individual equity grant levels for the President and Chief Executive Officer.

Competitive Positioning

In determining the amount of senior executive officer compensation each year, the Committee reviews competitive market data from the banking industry as a whole and a specific peer group. The Committee considers a peer group of financial services companies for benchmarking executive compensation practices and levels of base salary, annual cash bonus incentives, long-term incentives, and benefits. We consider each component of our executive compensation in relation to peer group medians in order to be competitive in the market and because our philosophy is to emphasize performance-based compensation.

Hay Group analyzed, identified and recommended a representative sample of companies, many of which we believe are of roughly similar size and have roughly similar numbers of employees, product offerings, and geographic scope. For 2006, the peer group consisted of the following companies:

•	Washington Trust Bancorp (WASH)

•	Central Pacific Financial Corp. (CPF)

•	Independent Bank Corp. (INDB)

•	Columbia Banking System, Inc. (COLB)

•	First Financial Bankshares (FFIN)

•	Independent Bank Corp. (IBCP)

•	Cascade Bancorp (CACB)

•	Frontier Financial Corp. (FTBK)

•	Glacier Bancorp (GBCI)

•	Prosperity Bancshares, Inc. (PRSP)

•	Interchange Financial Services (IFCJ)

•	Great Southern Bancorp, Inc. (GSBC)

In order to remain consistent from year to year, we plan to use the peer group as part of our annual marketplace study. Because some of the specific financial institutions included in the peer group may change their size, relevance or other pertinent factors, the peer group could include new or different companies in the future.

The Compensation Committee reviews compensation data, such as the data collected from the peer group, prepared with the assistance of Hay Group and other regional competitors to ensure that our total senior executive compensation program is competitive. The data is a compilation of compensation and other information prepared by Hay Group based upon its review of the peer group as well as other companies that participate in banking surveys.

The Committee attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation it believes are necessary to attract, retain, and motivate our executive officers.

Compensation Elements and Rationale for Pay Mix Decisions

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. The Company structures annual and long-term cash and non-cash executive compensation to motivate its executives to achieve the business goals set by the Board of Directors and reward the executives for achieving our goals. For the executive officers, including the named executive officers, the current compensation package includes a base salary, an incentive cash bonus, and grants of stock options and/or awards of restricted stock.

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our senior executive compensation philosophy includes the following four principles:

Compensation should be related to performance

We believe that a significant portion of a senior executive’s compensation should be tied not only to individual performance, but also to the performance of the senior executive’s business unit, division, department or function and to Company performance measured against both financial and non-financial goals and objectives. We also place emphasis on relative performance within the peer group as a means to ensure that we consistently deliver shareholder value. During periods when our performance meets or exceeds the established objectives, senior executives should be paid at or above expected levels. When our performance does not meet established objectives, incentive award payments, if any, should be less than expected levels.

Incentive compensation should represent a large portion of a senior executive’s total compensation

We intend to minimize the amount of fixed compensation paid to senior executives in order to minimize costs when Company performance is not optimum. The larger portion of compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and shareholder value creation. Senior executives have the incentive of increasing Company profitability and shareholder return in order to earn the major portion of their compensation packages.

Compensation levels should be competitive

The Compensation Committee reviews the compensation data to ensure that the compensation program is competitive with that provided by other comparable firms, including the peer group. We believe that a competitive compensation program enhances our ability to attract and retain senior executives.

Incentive compensation should balance short-term and long-term performance

The Compensation Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, senior executives will be provided both short and long-term incentives. We provide senior executives and many other employees with the means to become shareholders of the Company or to share accretion in value with shareholders. These opportunities include stock option grants and/or awards of restricted stock.

Components of the Executive Compensation Program

We believe the total compensation and benefits program for senior executive officers should consist of the following:

•	base salary,

•	annual cash bonus incentives,

•	long-term incentives, and

•	retirement, health and welfare benefits.

A brief description of these four components and related programs follows.

Base Salary

Base salary is intended to provide a level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. Base salary ranges are established using a specific cross section of financial institutions of similar market capitalization and revenues developed by Hay Group, as well as other relevant market data. Executive positions are individually benchmarked annually against these survey sources to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the President and Chief Executive Officer and reviewed by the Committee. In the case of the President and Chief Executive Officer, the Committee also considers the performance of the Company during the prior years during which he has held his position, and the difficulty of replacing the President and Chief Executive Officer with someone of comparable experience and skill. Based on these factors, the Committee established the President and Chief Executive Officer’s base salary at $446,900 per year on February 27, 2006. Salaries for the named executive officers are set forth on the Summary Compensation table.

The Committee adjusted salaries for 2007 for the named executive officers. Mr. Byrd’s salary was adjusted to $467,010 as of February 26, 2007. Mr. Brown’s salary was adjusted to $285,000 on October 1, 2006 and to $310,000 on January 15, 2007 in connection with his relocation to Arkansas and his expanded responsibilities for all markets in Louisiana and Arkansas. Mr. Davis’ salary was adjusted to $285,000 on October 1, 2006. Mr. Naquin’s salary was adjusted to $240,000 on March 12, 2007. Mr. Restel’s salary was adjusted to $195,000 on October 1, 2006.

We pay a base salary because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

As discussed above, the Committee places a greater emphasis on targeting the total amount of direct compensation to peer practices and emphasizes a mix of compensation weighted towards variable compensation. At lower executive levels, base salaries represent a larger proportion of total compensation. At senior executive levels, base salaries progressively represent a smaller proportion of total compensation, which includes larger variable compensation opportunities.

Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an executive’s base compensation. For example, long-term incentive awards are denominated as a percent of one’s base salary.

Annual Cash Bonus Incentives

We use annual cash bonus incentives as a short-term incentive to drive achievement of our annual performance goals. The annual cash bonus incentive focuses on the achievement of annual financial goals and awards in cash. It is designed to:

•	support our strategic business objectives,

•	promote the attainment of specific financial goals,

•	reward achievement of specific performance objectives, and

•	encourage teamwork.

Annual cash bonus incentives are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive’s annual cash bonus incentive is influenced by these factors, as well as market practices and individual performance. The Committee generally targets annual cash bonuses at market medians for expected levels of performance, with upside opportunities for superior performance. All of the named executive officers participate in the annual cash bonus incentive award. Awards earned under the annual cash bonus incentive award are contingent upon employment with the Company through the end of the fiscal year.

Under the program, the Committee approves an annual cash bonus incentive calculation for the executive officers taking into account certain financial performance targets and the individual’s strategic task accomplishments. Specifically, the named executive officers, other than the President and Chief

Executive Officer, received an incentive cash bonus paid in 2007 based on 2006 performance equal to 25.8% - 33.7% of current base salaries, and the President and Chief Executive Officer received an incentive cash bonus equal to 42% of current base salary. In connection with his relocation to Arkansas and his expanded responsibilities for all markets in Louisiana and Arkansas, Mr. Brown received a $250,000 cash bonus in February 2007.

Long-Term Incentives

We emphasize long-term variable compensation at the senior executive levels over short-term variable compensation because of our desire to reward effective long-term management decision making.

Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are presently delivered to the named executive officers through the awarding of stock options and/or restricted stock. Typically, at the beginning of each year, we make annual awards of stock options and/or restricted stock to our senior executives and employees. Senior executives and other employees may also receive stock options and/or restricted stock at or near the time of their hire and then annually. Non-employee directors are typically granted non-qualified stock options and/or restricted stock following the annual shareholders meeting. We believe that awards of stock options and/or restricted stock serve as effective long-term incentives for senior executives that encourage them to remain with the Company and continue to excel in their performance, and more closely align the executive’s compensation with the return received by the Company’s shareholders.

Each stock option permits the senior executive, generally for a period of 10 years, to purchase one share of Company stock from the Company at the exercise price, which is the closing price of the Company stock on the date of grant. Stock options have value only to the extent the price of the Company stock on the date of exercise exceeds the exercise price. Stock options granted in 2006 will generally become exercisable in seven equal annual installments beginning one year after the grant date. For outside directors, awards of restricted stock approved by the Board of Directors in 2006 will vest at the rate of 33 1/3% as of the conclusion of each of the 2007, 2008 and 2009 annual meeting of shareholders. The number of stock options and/or restricted shares awarded to senior executives in 2006 and the exercise price for the stock options granted are shown on the Grants of Plan Based Awards in Fiscal 2006 Table in this proxy statement. The number of the stock options and/or restricted shares awarded to outside directors is shown on the Director Compensation Table.

Our long-term incentive program is a vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our performance. It also reinforces in the Company the entrepreneurial environment and spirit by providing real incentives for our employees to sustain and enhance the Company’s long-term performance. Both the senior executive officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to the Company’s future success.

Various persons are involved in the process of awarding stock options and/or restricted stock. The Compensation Committee approves grants of stock options and/or awards of restricted stock to senior executives and to other employees and directors. The Compensation Committee oversees the awarding practices, while the Chief Financial Officer and the Company’s Director of Human Resources oversee the administration of the various long-term incentive plans. The Principal Accounting Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with FASB Statement 123(R).

An important objective of the long-term incentive compensation plans is to strengthen the relationship between the long-term value of the Company’s stock price and the potential financial gain for the senior executives. Stock options provide senior executives (as well as other employees and directors) with the opportunity to purchase our common stock at an exercise price fixed on the grant date regardless of future market price. Accordingly, a stock option becomes valuable only if our common stock market price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of the recipient’s compensation to shareholders’ interests by providing an incentive to increase the market price of our stock.

Stock option grants are approved at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation related decisions. Our consistent practice is that the exercise price for every stock option granted is the closing price on the NASDAQ Stock Market on the date of grant. The exercise price of options is not less than the fair market value of the shares on the date of grant.

There is a limited term in which an option recipient can exercise stock options, known as the “option term.” The option term for senior executives is generally 10 years from the date of grant. At the end of the option term, the right to purchase any unexercised option expires. Option holders generally forfeit any unvested options if their employment with us terminates.

The Compensation Committee, acting in its capacity as plan administrator of the long-term incentive plans and pursuant to its authority to adopt rules and regulations regarding the administration of the plans approved a rule in 2006 to define “normal retirement age” for each of the long-term incentive plans as attaining age 65.

In December 2006, a proposed Stock Option/Restricted Stock Policy was presented to and reviewed by the Compensation Committee. The policy addresses the timing of stock option awards, the exercise price of a newly issued stock option, which is the closing price on NASDAQ on the date of grant, as well as the required reporting of the grants.

In February 2007, the Committee approved stock option grants ranging from 3,656 to 6,252 shares, and restricted stock awards ranging from 4,179 to 7,145 shares, to the named executive officers, other than the President and Chief Executive Officer. The Committee also approved in February 2007, 50,000 shares of stock options to the President and Chief Executive Officer. Also in the first quarter of 2007, the Committee approved 7,700 shares of stock options and 11,107 restricted stock awards to Mr. Brown in connection with his relocation to Arkansas and his expanded responsibilities for all markets in Louisiana and Arkansas.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. Our senior executives generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability, basic life insurance and basic accidental death and dismemberment insurance at no cost to the employee. We offer a qualified 401(k) savings and retirement plan. All Company employees, including senior executives, are generally eligible for the 401(k) plan.

We offer a qualified 401(k) Plan to provide a tax-advantaged savings vehicle. At its meeting on October 31, 2006, the Compensation Committee approved a first-time company matching contribution to the 401(k) Plan. Effective January 1, 2007, a Company match of 50% on the first 3% of participant contributions, up to a salary cap of $100,000 was introduced and implemented. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the terms of the qualified 401(k) Plan, employees may defer amounts up to the IRS annual contribution limit, and we match 50% on the first 3% of eligible pay, up to a salary cap of $100,000. We deposit our matching contribution into the 401(k) Plan according to the participant’s investment elections.

Perquisites and Other Benefits

Perquisites and other benefits represent a small part of our overall compensation package. The Company provides the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers may be provided use of company automobiles and participation in the plans and programs described above. We may sponsor club memberships for certain senior executives who have responsibility for the entertainment of clients and prospective clients.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in the All Other Compensation column of the Summary Compensation Table.

Employment Agreement

In July 2001, the Company entered into a three-year employment agreement with Daryl G. Byrd that is automatically renewed for an additional year on each anniversary of the agreement unless not earlier than 90 days before the anniversary we give notice that it will not be renewed. If his employment is terminated for other than Cause, as defined, disability, retirement or death, or if Mr. Byrd terminates his employment for Good Reason, as defined, he will be entitled to severance payments equal to the greater of one year’s compensation or his compensation for the remaining term of the agreement. If his employment is terminated by him within 30 days of a Change in Control of IBERIABANK Corporation, as defined, or within 90 days of an event constituting Good Reason occurring within three years of a Change of Control, or within 30 days of the first anniversary of a Change in Control, or if his employment is terminated by us without Cause within three years of a Change in Control, he will receive the greater of (i) his salary for the remaining term of the agreement, (ii) twice his salary, or (iii) his “Code 280G Maximum,” defined generally as 2.99 times his average compensation over the previous five years. In addition, he will be entitled to a continuation of benefits similar to those he was receiving at the time of such termination for the period otherwise remaining under the term of the agreement or until he obtains full-time employment with another employer, whichever occurs first. The aggregate severance payment and benefit subsidy that would be made to Mr. Byrd assuming his termination of employment under the foregoing circumstances at December 31, 2006, would have been approximately $2,998,896 and $48,092, respectively. If any payments to be made under the agreement are deemed to constitute “excess parachute payments” and, therefore, subject to an excise tax under Section 4999 of the Internal Revenue Code, we will pay him the amount of the excise tax plus an amount equal to any additional federal, state, or local taxes that may result because of such additional payment.

Change in Control Agreements

We have entered into Change in Control Severance Agreements with members of senior management, including each of our named executive officers other than Mr. Byrd. Except for these agreements, and our broad-based severance policy, none of our named executive officers, other than the President and Chief Executive Officer, has an employment agreement, which requires us to pay their salaries for any period of time. We entered into these agreements because the banking industry has been consolidating for a number of years, and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and assist us in retaining our executive talent.

In 2000, we entered into separate Change in Control Severance Agreements with John R. Davis and Michael J. Brown providing for severance pay and benefits to the individual upon voluntary resignation within 30 days after a Change in Control of IBERIABANK Corporation, as defined, or if within three years of a Change in Control the individual resigns for Good Reason, as defined, or is terminated by the Company or its successor without Just Cause, as defined. In 2004, we entered into a separate Change in Control Severance Agreement with Michael A. Naquin; and in 2006 we amended and restated the 2005 Change in Control Severance Agreement with Anthony J. Restel. The severance payment is 100% in the case of Mr. Davis, Mr. Brown, Mr. Naquin and Mr. Restel, of each individual’s “Code Section 280G Maximum.” In addition, each will be entitled to continued medical and life benefits at our expense for 39 months following termination of employment. The aggregate severance payment and benefit subsidy that would be made to Messrs. Brown, Davis, Naquin and Restel assuming their termination of employment under the foregoing circumstances at December 31, 2006, would have been respectively as follows: Mr. Brown - $1,441,760 and $39,378; Mr. Davis - $1,353,765 and $43,452; Mr. Naquin - $981,834 and $43,023; and Mr. Restel - $433,513 and $37,392. We will also make the individual whole for any excise tax imposed by the Internal Revenue Code with respect to any payments under the agreement.

Indemnification Agreements

We have entered into indemnification agreements with Daryl G. Byrd, Michael J. Brown and Michael A. Naquin providing for indemnification and advancement of expenses to the fullest extent permitted by law with respect to pending or threatened claims against them in their capacities as our officers. Following a Change in Control, as defined, all determinations regarding a right to indemnity and advancement of expenses are to be made by an independent legal counsel. In the event of a potential Change in Control, we must create a trust for the benefit of the indemnified executive officers, which upon a Change in Control may not be revoked or the principal thereof invaded without the indemnitees' written consent. While not requiring the maintenance of directors’ and officers’ liability insurance, the indemnification agreements require that the indemnitees be provided with maximum coverage if there is such insurance.

Tax Implications of Executive Compensation

It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers, which might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Internal Revenue Code, which we consider.

Section 162(m). Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits deductible executive compensation to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by shareholders. The Committee will continue to examine the impact of the deductibility limit on the Company and the executive group to determine when and if other aspects of the executive compensation program are affected by the limit and the appropriate actions necessary for the best interests of shareholders.

Sections 280G and 4999. We provide our named executive officers with change in control agreements. Our Change in Control Agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payer of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed 3 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Section 409A. We currently operate our plans in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. When final Section 409A regulations are issued, we will amend our plans as necessary to fully comply with Code Section 409A requirements.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary

In summary, we believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in our Company motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby furnishes this report to the shareholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is submitted on behalf of the members of the Compensation Committee.

E. Stewart Shea III, Chairman William H. Fenstermaker O. Miles Pollard, Jr. David H. Welch

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned or awarded for services rendered in all capacities by the Company’s Chief Executive Officer, Chief Financial Officer and by its three other most highly compensated named executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary		Bonus		Restricted Stock Award(s) (3)	Option Award(s) (4)	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Non-Qualified Deferred Compensa- tion Earnings	All Other Compensa- tion		Total
Daryl G. Byrd	2006	$439,804	(1)	$196,800		$411,187	$53,071	N/A	N/A	$79,371	(5)	$1,180,233
President and CEO
Anthony J. Restel	2006	159,423		65,520		38,464	10,120	N/A	N/A	5,661	(6)	279,188
Sr. Executive Vice
President and CFO
Michael J. Brown	2006	240,971		96,000	(2)	198,419	22,278	N/A	N/A	40,156	(7)	847,824
Sr. Executive
Vice President
John R. Davis	2006	240,971		96,000		197,482	22,278	N/A	N/A	28,262	(8)	584,993
Sr. Executive
Vice President
Michael A. Naquin	2006	225,961		61,820		196,409	22,278	N/A	N/A	26,723	(9)	533,191
Sr. Executive
Vice President

(1)	Effective February 26, 2007, Mr. Byrd’s annual base salary was increased to $467,010.

(2)	Does not include a one-time bonus of $250,000 paid to Mr. Brown in January 2007, in connection with his relocation from Louisiana to Arkansas and assumption of additional job responsibilities.

(3)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to restricted stock awards granted in 2006 and prior years.

(4)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to annual stock options granted in 2006. On December 30, 2005, the Board of Directors approved the immediate vesting of all unvested stock options awarded to all employees or our company; therefore, no stock option expense was recognized in 2006 from stock options granted in 2005 and prior years. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option-pricing model, and is recognized ratably over the seven-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	All other compensation for Mr. Byrd includes dividends paid on unvested restricted stock of $57,726, a car allowance of $14,400, payment of social dues of $7,000 and other personal benefits of $245.

(6)	All other compensation for Mr. Restel includes dividends paid on unvested restricted stock of $5,646 and other personal benefits of $15.

(7)	All other compensation for Mr. Brown includes dividends paid on unvested restricted stock of $28,237, personal use of a company vehicle of $3,379, payment of social dues of $7,917 and other personal benefits of $623.

(8)	All other compensation for Mr. Davis includes dividends paid on unvested restricted stock of $28,236 and other personal benefits of $26.

Footnotes continued on following page

(9)	All other compensation for Mr. Naquin includes dividends paid on unvested restricted stock of $26,723.

Grants of Plan-Based Awards

The following table provides information concerning grants of awards made to our named executive officers during the year ended December 31, 2006:

The 2006 stock option grants and restricted stock awards to the named executive officers were issued from our 2001 Incentive Compensation Plan and our 2005 Incentive Compensation Plan. Under both plans, equity-based awards vest on a “change-in-control” occurrence. Dividends are payable on all unvested restricted stock at the same rate paid on all other outstanding shares of our Common Stock. In 2006, we declared dividends payable in the amount of $1.22 per share.

In 2006, salary and bonus as a percent of total compensation equated to 53.9%, 80.6%, 69.2%, 57.6% and 54.0% for Mr.’s Byrd, Restel, Brown, Davis and Naquin, respectively.

Name	Grant Date	Estimated future payouts under Non-Equity Incentive Plan Awards	Estimated future payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Daryl G. Byrd	2/20/2006	N/A	N/A	10,420			$615,405
	2/20/2006	N/A	N/A		25,630	$59.06	$431,458
Anthony J. Restel	3/3/2006	N/A	N/A	2,154			$124,200
	3/3/2006	N/A	N/A		5,250	$57.66	$85,280
Michael J. Brown	3/3/2006	N/A	N/A	4,741			$273,366
	3/3/2006	N/A	N/A		11,556	$57.66	$187,733
John R. Davis	3/3/2006	N/A	N/A	4,741			$273,366
	3/3/2006	N/A	N/A		11,556	$57.66	$187,733
Michael A. Naquin	3/3/2006	N/A	N/A	4,741			$273,366
	3/3/2006	N/A	N/A		11,556	$57.66	$187,733

(1)	Mr. Byrd’s restricted stock award and the other named executive officers’ stock option grants were issued under our 2001 Incentive Compensation Plan. Restricted stock awards for Messrs. Restel, Brown, Davis, and Naquin were issued from our 2005 Incentive Compensation Plan. The stock option grants and shares of restricted stock vest over seven years in equal increments on the anniversary of the date of grant.

(2)	The exercise price of stock option awards is equal to the grant date fair value of our Common Stock.

Footnotes continued on following page

(3)	For stock options, this represents the grant date fair value based on a value of $16.834 per share for Mr. Byrd and $16.246 for the other named executive officers, calculated using the Black-Scholes option-pricing model. The assumptions made in determining these values are disclosed in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. For stock grants, the fair value is based on the grant date fair value of our Common Stock, which was $59.06 for Mr. Byrd and $57.66 for the other named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity based awards held by our named executive officers as of December 31, 2006:

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable (1)	Number of Shares Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not Vested (#)		Market Value of Shares that have not Vested (2)
Daryl G. Byrd	96,779	—	$17.600	Jul 12, 2009	5,355	(3)	$316,213
	15,624	—	$11.000	Apr 17, 2010	10,713	(4)	632,603
	25,000	—	$20.648	May 08, 2011	7,590	(5)	448,190
	27,500	—	$22.880	Jan 11, 2012	11,785	(6)	695,904
	31,250	—	$30.880	Mar 19, 2013	10,420	(7)	615,301
	43,750	—	$48.448	Mar 16, 2014
	35,000	—	$47.488	Mar 21, 2015
	—	25,630	$59.060	Feb 20, 2016
Anthony J. Restel	2,500	—	$20.700	Mar 12, 2011	536	(8)	$31,651
	3,750	—	$22.880	Jan 11, 2012	894	(9)	52,791
	5,625	—	$30.808	Mar 19, 2013	1,460	(6)	86,213
	5,625	—	$43.992	Aug 17, 2014	2,154	(10)	127,194
	4,206	—	$47.488	Mar 21, 2015
	—	5,250	$57.660	Mar 3, 2016
Michael J. Brown	28,000	—	$10.700	Dec 16, 2009	2,677	(3)	$158,077
	6,250	—	$11.000	Apr 17, 2010	5,358	(11)	316,390
	13,750	—	$20.648	May 8, 2011	4,242	(12)	250,490
	16,250	—	$22.880	Jan 11, 2012	4,812	(6)	284,149
	18,125	—	$30.880	Mar 19, 2013	4,741	(10)	279,956
	20,000	—	$45.600	Apr 29, 2014
	13,871	—	$47.488	Mar 21, 2015
	—	11,556	$57.660	Mar 3, 2016
John R. Davis	6,250	—	$14.400	Sep 25, 2009	2,678	(3)	$158,136
	17,524	—	$11.100	Dec 23, 2009	5,357	(11)	316,331
	6,250	—	$11.000	Apr 17, 2010	4,241	(12)	250,431
	13,750	—	$20.648	May 8, 2011	4,811	(6)	284,090
	16,250	—	$22.880	Jan 11, 2012	4,741	(10)	279,956
	18,125	—	$30.880	Mar 19, 2013
	20,000	—	$45.600	Apr 29, 2014
	13,871	—	$47.488	Mar 21, 2015
	—	11,556	$57.660	Mar 3, 2016
Michael A. Naquin	43,750	—	$46.960	Mar 29, 2014	13,393	(13)	$790,857
	13,871	—	$47.488	Mar 21, 2015	4,812	(6)	284,149
	—	11,556	$57.660	Mar 3, 2016	4,741	(10)	279,956

Footnotes on following page

(1)	On December 30, 2005, the Board of Directors approved the immediate vesting of all unvested stock options awarded to all employees or our company. Shares unexercisable represent only shares granted in 2006. Those shares vest equally over seven years from February 20, 2007, through February 20, 2013, for Mr. Byrd and March 3, 2007, through March 3, 2013, for Messrs. Restel, Brown, Davis, and Naquin.

(2)	The fair market value of the Company’s common stock at the end of the fiscal year was $59.05 per share.

(3)	Remaining unvested shares vested and will vest in one-third increments on each 11th of January for the years 2007, 2008 and 2009.

(4)	Remaining unvested shares will vest in one-fourth increments on each 24th of March for the years 2007 through 2010.

(5)	Remaining unvested shares vested and will vest in one-fifth increments on each 16th of March for the years 2007 through 2011.

(6)	Remaining unvested shares vested and will vest in one-sixth increments on each 21st of March for the years 2007 through 2012.

(7)	Remaining unvested shares vested and will vest in one-seventh increments on each 20th of February for the years 2007 through 2013.

(8)	Remaining unvested shares will vest in one-fourth increments on each 21st of April for the years 2007 through 2010.

(9)	Remaining unvested shares will vest in one-fifth increments on each 17th of August for the years 2007 through 2011.

(10)	Remaining unvested shares vested and will vest in one-seventh increments on each 3rd of March for the years 2007 through 2013.

(11)	Remaining unvested shares will vest in one-fourth increments on each 9th of May for the years 2007 through 2010.

(12)	Remaining unvested shares will vest in one-fifth increments on each 29th of April for the years 2007 though 2011.

(13)	Remaining unvested shares will vest in one-fifth increments on each 29th of March for the years 2007 through 2011.

Option Exercises and Stock Vested

The following table sets forth the amount realized by each named executive officer as a result of the exercise of stock options and vesting of stock awards in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daryl G. Byrd	4,200	182,387	12,949	728,572
Anthony J. Restel	—	—	555	31,589
Michael J. Brown	6,000	285,540	5,666	323,854
John R. Davis	—	—	5,668	324,933
Michael A. Naquin	—	—	3,480	194,049

Equity Compensation Plan Information

The following table provides information concerning securities authorized for issuance under equity compensation plans, the weighted average price of such securities and the number of securities remaining available for future issuance, as of December 31, 2006.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining and available for future issuance (2)
Plans approved by shareholders	1,817,167	(5)	$33.60	470,275
Plans not approved by shareholders (3) (4)	36,605		$27.98	—

Total	1,853,772		$33.50	470,275

(1)	Restricted stock shares were not included when calculating the weighted-average exercise price.

(2)	The table includes 562,500 shares authorized under the IBERIABANK Corporation 2005 Stock Incentive Plan. As of December 31, 2006, 94,527 shares have been issued under this plan. No shares remain available for issue for separate restricted stock plans. Remaining shares available for issuance include 719 shares under the 1999 Stock Option Plan, 1,583 shares under the 2001 Incentive Compensation Plan, and 467,973 shares under the 2005 Incentive Compensation Plan. Shares remaining to be issued under the 2001 and 2005 Incentive Compensation Plans can be issued either as a restricted stock grant or upon exercise of stock options issued subsequent to December 31, 2006.

(3)	The Supplemental Stock Option Plan of 1999 was established for the purpose of improving the growth and profitability of the Company and subsidiary companies by providing employees and consultants with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward employees and consultants for outstanding performance and the attainment of targeted goals. The aggregate number of shares authorized for issuance pursuant to this plan was 31,248.

(4)	Stock Purchase Warrants are included in this total and represent warrants to purchase 20,625 shares of Common Stock at weighted average exercise price of $32.10. These warrants were assumed in connection with the acquisition of Alliance Bank of Baton Rouge in February 2004. No subsequent awards of such warrants may be made.

(5)	Number of securities includes 53,397, 217,439, and 57,264 shares of unvested restricted stock granted under the Management Recognition & Retention Plan, 2001 Incentive Compensation Plan and 2005 Incentive Compensation Plan, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company provides benefits to the named executive officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that have vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described below:

In July 2001, the Company entered into a three-year employment agreement with Daryl G. Byrd that is automatically renewed for an additional year on each anniversary of the agreement unless not earlier than 90 days before the anniversary we give notice that it will not be renewed. If his employment is terminated for other than Cause, as defined, disability, retirement or death, or if Mr. Byrd terminates his employment for Good Reason, as defined, he will be entitled to severance payments equal to the greater of one year’s compensation or his compensation for the remaining term of the agreement. If his employment is terminated by him within 30 days of a Change in Control of IBERIABANK Corporation, as defined, or within 90 days of an event constituting Good Reason occurring within three years of a Change of Control, or within 30 days of the first anniversary of a Change in Control, or if his employment is terminated by us without Cause within three years of a Change in Control, he will receive the greater of (i) his salary for the remaining term of the agreement, (ii) twice his salary, or (iii) his “Code 280G Maximum,” defined generally as 2.99 times his average compensation over the previous five years. In addition, he will be entitled to a continuation of benefits similar to those he was receiving at the time of such termination for the period otherwise remaining under the term of the agreement or until he obtains full-time employment with another employer, whichever occurs first. If any payments to be made under the agreement are deemed to constitute “excess parachute payments” and, therefore, subject to an excise tax under Section 4999 of the Internal Revenue Code, we will pay him the amount of the excise tax plus an amount equal to any additional federal, state, or local taxes that may result because of such additional payment.

We have entered into Change in Control Severance Agreements with members of senior management, including each of our named executive officers other than Mr. Byrd. Except for these agreements, and our broad-based severance policy, none of our named executive officers, other than the President and Chief Executive Officer, has an employment agreement, which requires us to pay their salaries for any period of time.

In 2000, we entered into separate Change in Control Severance Agreements with John R. Davis and Michael J. Brown providing for severance pay and benefits to the individual upon voluntary resignation within 30 days after a Change in Control of IBERIABANK Corporation, as defined, or if within three years of a Change in Control the individual resigns for Good Reason, as defined, or is terminated by the Company or its successor without Just Cause, as defined. In 2004, we entered into a separate Change in Control Severance Agreement with Michael A. Naquin; and in 2006 we amended and restated the 2005 Change in Control Severance Agreement with Anthony J. Restel. The severance payment is 100% in the case of Mr. Davis, Mr. Brown, Mr. Naquin and Mr. Restel, of each individual’s “Code Section 280G Maximum.” In addition, each will be entitled to continued medical and life benefits at our expense for 39 months following termination of employment. We will also make the individual whole for any excise tax imposed by the Internal Revenue Code with respect to any payments under the agreement.

As of December 31, 2006, named executive officers held unexercisable options to purchase Common Stock and unvested shares of restricted Common Stock listed in the Outstanding Equity Awards table above.

The following table quantifies the estimated Change in Control payment that would have been payable to each named executive officer assuming a Change in Control had occurred on December 31, 2006, and other requirements for payment had been met.

Name	Cash Severance	Stock Option Acceleration (1)	Restricted Stock Acceleration (2)	Benefits (3)	Tax Payments (4)	Total
Daryl G. Byrd	$2,998,896	$—	$2,708,210	$48,092	$1,780,345	$7,535,543
Anthony J. Restel	$433,513	$7,298	$297,848	$37,392	$271,369	$1,047,420
Michael J. Brown	$1,441,760	$16,063	$1,289,062	$39,378	$858,485	$3,644,748
John R. Davis	$1,353,765	$16,063	$1,289,062	$43,452	$882,122	$3,584,464
Michael A. Naquin	$981,834	$16,063	$1,354,961	$43,023	$636,332	$3,032,213

Footnotes on following page

(1)	Assumes the immediate vesting of all unvested in-the-money stock options and the associated cash proceeds resulting from a same day sale exercise of only those previously unvested stock options using the fair market value of our Common Stock at December 31, 2006, of $59.05.

(2)	Assumes the immediate vesting of all unvested restricted stock upon a Change in Control using the fair market value of our Common Stock at December 31, 2006, of $59.05.

(3)	Represents the cost to continue medical insurance, life insurance and other benefits for a period of 39 months following termination.

(4)	Represents taxes associated with “excess parachute payments.” These taxes include any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any federal, state or local tax resulting from the excise tax payment.

DIRECTOR COMPENSATION

The following table provides information concerning the fees and other compensation of the Board of Directors for the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings	All Other Compensa- tion ($) (2)	Total ($)
William H. Fenstermaker	$34,500	$27,799	N/A	N/A	N/A	1,780	$64,079
E. Stewart Shea III	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,579
Elaine D. Abell	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,579
Harry V. Barton, Jr.	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,579
Ernest P. Breaux, Jr.	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,579
John N. Casbon	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,419
Larrey G. Mouton	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,579
Jefferson G. Parker	$30,000	$27,799	N/A	N/A	N/A	1,780	$59,579
O. Miles Pollard, Jr.	$30,000	$65,012	N/A	N/A	N/A	1,780	$96,792
David H. Welch	$30,000	$25,076	N/A	N/A	N/A	1,373	$56,449

(1)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to restricted stock awards granted in 2006 and prior years.

(2)	Represents dividends paid on shares of restricted common stock unvested as of the dividend payment date.

Cash and Stock Payments. Each director who is not employed (which we refer to as outside directors or non-management directors) is paid a fee of $2,500 per month, except for the Chairman who receives a fee of $2,875 per month. Members of the Board of Directors receive no additional compensation for their participation on any committee or for other services as our directors.

During 2006, the Compensation Committee authorized each outside director to receive 813 shares of restricted stock (which were valued based on the closing price of the common stock as of the date of the award). All of these shares of restricted stock will vest over a three-year period, and the total value of these awards will generally be allocated over these three-year vesting periods. The Company did not issue Option Awards or Non-Equity Incentive Plan Compensation to its Board of Directors. In addition, the

Company does not sponsor a defined benefit pension plan and has not paid other forms of compensation as defined in Item 402(j) to its Board of Directors during 2006.

The Compensation Committee annually reviews and makes recommendations regarding director compensation. These recommendations are based upon, among other things, the Committee’s consideration of compensation paid to directors of comparable financial institutions.

Other Benefits. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to IBERIABANK Corporation. We also provide our directors with customary directors and officers liability insurance.

CERTAIN TRANSACTIONS

Our directors, executive officers, and members of their families, as well as companies with whom they or their families are associated, were customers of our subsidiary financial institutions in the ordinary course of business during 2006. All loans and commitments to them by our subsidiary financial institutions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Edward C. Abell, Jr. is the husband of Elaine D. Abell, a director of IBERIABANK Corporation and its financial institution subsidiaries, and is an attorney with the Onebane Law Firm, which IBERIABANK retained during 2006 and expects to retain from time to time during 2007. In the year ended December 31, 2006, the Onebane Law Firm received fees of $229,364 for legal services to IBERIABANK. The total legal fees paid to the Onebane Law Firm during 2006 did not exceed 5% of the law firm’s gross revenues for that year.

W. Douglas Burch is the husband of Marilyn W. Burch, an executive officer of IBERIABANK Corporation and IBERIABANK, and is an insurance agent with Burch, Marcus, Pool, Krupp, Daniel & Babineaux, a division of Arthur J. Gallagher, Inc. (“Burch Marcus”), which provided insurance coverage through various insurance carriers to us and IBERIABANK during 2006 and is expected to provide insurance coverage during 2007. In the year ended December 31, 2006, Burch Marcus received premiums of $768,374, which included commissions of $109,947, for insurance coverage provided to IBERIABANK and us.

In connection with our acquisition of Pulaski Investment Corporation, James C. East and his son, J. Hunter East, each agreed not to compete with us for a period of 36 months commencing at the effective time of the acquisition in markets in which Pulaski Bank and Trust Company and its subsidiaries do business. Each of them also agreed that, commencing at the effective time of the acquisition and for a period of three consecutive years thereafter, they will not solicit with regard to hiring any individual who immediately prior to the effective time of the merger was a current employee of Pulaski Bank and Trust Company, solicit, divert or entice away any customer of Pulaski Bank and Trust Company or otherwise disrupt a previous banking relationship between such person and Pulaski Bank and Trust Company, or who is engaged in discussions to enter into a business relationship with Pulaski Bank and Trust Company, to discontinue, reduce or limit the extent of such relationship with Pulaski Bank and Trust Company. In consideration for the agreement, we will pay James C. East $75,000 per year and J. Hunter East $350,000 per year during the term of the agreement.

In connection with the execution of our agreement to acquire Pulaski Investment Corporation, J. Hunter East and Pulaski Bank and Trust Company entered into an employment agreement with an initial term of three years, to be effective upon the consummation of the acquisition. Pursuant to the employment agreement, J. Hunter East will be paid a base salary each year of $25,000, will be entitled to participate in the discretionary bonus program of Pulaski Bank and Trust Company and will be given certain other fringe benefits. In addition, the employment agreement provides that if J. Hunter East’s employment is terminated without just cause (as defined in the employment agreement) prior to the end of the three-year term, Pulaski Bank and Trust Company will be obligated to continue to pay J. Hunter East his base salary for the remainder of the three-year term and will be required to reimburse J. Hunter East the cost of obtaining all health, life, disability and other benefits in which J. Hunter East would be eligible to participate through the remainder of the three-year term based upon benefit levels substantially equal to those being provided to J. Hunter East at the date of termination of employment.

In conjunction with Mr. Brown’s relocation from Louisiana to Arkansas the Company purchased his house in January, 2007 at its appraised value of $1,139,368.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors, subject to shareholder ratification, has appointed the firm of Ernst & Young LLP, independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2007, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Meeting.

Representatives of Ernst & Young LLP and Castaing, Hussey & Lolan, LLC, our prior independent accountants, will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Shareholder ratification of the selection of Ernst & Young LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and the shareholders’ best interests.

Change in Independent Accountants

On March 13, 2007, Castaing, Hussey & Lolan, LLC, our independent auditor, informed the Audit Committee that they would decline to stand for re-election as independent auditor. The firm’s services as independent auditor ceased upon the filing of the Annual Report on Form 10-K for the year ended December 31, 2006.

On March 13, 2007, the Audit Committee, subject to shareholder ratification, appointed Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2007. This determination followed the Audit Committee’s decision to seek proposals from independent accountants to audit our financial statements for the fiscal year ending December 31, 2007.

During our two fiscal years ended December 31, 2006, and the subsequent interim period through March 13, 2007, there were no disagreements between us and Castaing, Hussey & Lolan, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Castaing, Hussey & Lolan, LLC, would have caused Castaing, Hussey & Lolan to make reference thereto in their reports on the financial statements for such fiscal years.

The audit reports of Castaing, Hussey & Lolan, LLC on the consolidated financial statements of IBERIABANK Corporation and subsidiary for each of the two fiscal years ended December 31, 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During our two fiscal years ended December 31, 2006, and through March 13, 2007, there were “no reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We requested that Castaing, Hussey & Lolan, LLC furnish us with a letter addressed to the SEC stating whether or not the firm agreed with the above statements. A copy of such letter, dated March 16, 2007, was filed as an exhibit to our Current Report on Form 8-K dated March 16, 2007.

During our two fiscal years ended December 31, 2006, and the subsequent interim period through March 13, 2007, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees and Other Matters

Castaing, Hussey & Lolan, LLC provided audit services to us consisting of the annual audit of our 2005 and 2006 consolidated financial statements contained in our Annual Reports on Form 10-K and reviews of the financial statements contained in our Quarterly Reports on Form 10-Q for 2005 and 2006. Castaing, Hussey & Lolan, LLC did not provide any services related to the financial information systems design/implementation or internal audit outsourcing to us during 2005 and 2006.

The following table shows the aggregate fees billed to us for professional services by Castaing, Hussey & Lolan, LLC in fiscal years 2005 and 2006.

Fee Category	Fiscal Year 2006	% of Total	Fiscal Year 2005	% of Total
Audit Fees	$198,000	79%	$180,700	73%
Audit-related Fees	39,390	16%	40,745	17
Tax Fees	11,810	5%	23,456	9
All Other Fees	700	—	3,200	1

Total Fees	$249,900	100%	$248,101	100%

Audit Fees. These are fees related to professional services rendered in connection with the audit of our annual financial statements, reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Audit-related Fees. These fees consisted primarily of audits of employee benefit plans and consultations regarding accounting and financial reporting.

Tax Fees. These are fees billed for professional services related to tax compliance, tax advice and tax planning, including services provided in connection with assistance in the preparation and filing of tax returns.

All Other Fees. These are fees for all other permissible services that do not meet the above category descriptions.

Pre-approval Policy

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Castaing, Hussey & Lolan, LLC and Ernst & Young LLP. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Pre-approved services for 2006 and 2005 included only those non-audit services described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S

SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG

LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of four non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the listing standards of NASDAQ as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, as adopted by the Board of Directors of the Company. This is a report on the Committee’s activities relating to fiscal year 2006.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2006 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, underlying estimates and significant judgments used in the financial statements. Management has the responsibility for the preparation of the Company’s financial statements. Management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee reviewed the audited financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of those statements with generally accepted accounting principles, and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the matters required to be communicated by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, and their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

The Audit Committee also considered the compatibility of non-audit services with the independent auditors’ independence. In assessing requests for services by the independent auditors, the Audit Committee considers whether the independent auditors are likely to provide the most effective and efficient services based upon their familiarity with the Company and whether the services could enhance the Company’s ability to manage or control risk or improve audit quality.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting. The Audit Committee discussed with management, the internal auditors and the independent auditors the internal audit function’s organization, responsibilities, budget and staffing. Both the internal auditors and independent auditors have unrestricted access to the Audit Committee. The Audit Committee held 16 meetings during fiscal year 2006.

The Audit Committee received reports throughout the year on the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under. The Audit Committee will continue to obtain updates by management on the process and has reviewed management’s and the independent registered auditors’ evaluation of the

Company’s system of internal controls included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”).

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to the release of the Company’s quarterly and annual financial information or the filing of any such information with the SEC. In reliance on the reviews and discussions referred to above, the Audit Committee also recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Audit Committee appointed, subject to shareholder ratification, the independent auditors Ernst & Young LLP for the fiscal year ending December 31, 2007.

Harry V. Barton, Jr., Chairman Jefferson G. Parker O. Miles Pollard, Jr. David H. Welch

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy materials relating to the next annual meeting of shareholders must be in compliance with Rule 14a-8 under the 1934 Act and received at our principal executive offices, 200 West Congress Street, Lafayette, Louisiana 70501, Attention: George J. Becker III, Secretary, no later than December 4, 2007. With respect to the 2008 annual meeting, if we are not provided notice of a shareholder proposal by such date, it will not be included in our proxy statement and form of proxy.

Shareholder proposals which are not submitted for inclusion in our proxy materials may be brought before an annual meeting pursuant to Article 9D of our Articles of Incorporation, which provides that the shareholder must give timely notice thereof in writing to our Secretary, setting forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of our capital stock which are beneficially owned by the shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal (other than interests which all shareholders would have). To be timely with respect to the annual meeting of shareholders to be held in 2008, a shareholder's notice must be delivered to, or mailed and received at, our principal executive offices no later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, or March 3, 2008. With respect to the 2008 annual meeting, if we do not receive a shareholder’s notice by such date, proxy holders will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

OTHER MATTERS

Management is not aware of any business to come before the meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting as to which proxies in the accompanying form confers discretionary authority; the persons named therein will vote such proxies as determined by a majority of the Board of Directors.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, IBERIABANK CORPORATION, 200 WEST CONGRESS STREET, 12TH FLOOR, LAFAYETTE, LOUISIANA 70501.

By Order of the Board of Directors

George J. Becker III
Secretary

Lafayette, Louisiana

April 2, 2007

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	IBERIABANK Corporation

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007

The undersigned shareholder(s) of IBERIABANK Corporation (the “Company”) as of March 21, 2007, hereby appoint(s) E. Stewart Shea III and George J. Becker III, or either of them, with full powers of substitution, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Cabildo Room at the InterContinental New Orleans Hotel, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 2, 2007 at 4:00 p.m., Central Time, and at any adjournment thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

	For	With-hold	For All Except
1. Election of Directors	☐	☐	☐

Nominees for a three-year term expiring in 2010: Elaine D. Abell, William H. Fenstermaker, Larrey G. Mouton, O. Miles Pollard, Jr.

Nominee for a two-year term expiring in 2009: Daryl G. Byrd

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

________________________________________________

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007.	☐	☐	☐
3. In their discretion, on other business as may properly come before the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS, AND, IF ANY OTHER BUSINESS IS PRESENTED AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. YOU MAY REVOKE THIS PROXY AT ANY TIME BEFORE THE TIME IT IS VOTED AT THE ANNUAL MEETING.

If voting by mail, please be sure to sign and date this Proxy in the box below.	Date

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER MAY SIGN BUT ONLY ONE HOLDER NEED SIGN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 LISTED ABOVE.
Shareholder sign above

+		+

é  Detach above card, sign, date and mail in postage paid envelope provided.   é

IBERIABANK Corporation

PLEASE COMPLETE, DATE, SIGN AND MAIL THE INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

______________________________________________

______________________________________________

______________________________________________

Revocable Proxy
Annual Meeting of Shareholders	IBERIABANK Corporation	Please mark as	☒
MAY 2, 2007		indicated in this example

	For	Withhold All	For All Except		For	Against	Abstain
1. Election of Directors	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007.	☐	☐	☐

Nominees for a three-year term expiring in 2010:

(01) Elaine D. Abell               (02) William H. Fenstermaker

(03) Larrey G. Mouton         (04) O. Miles Pollard, Jr.

Nominee for a two-year term expiring in 2009: (05) Daryl G. Byrd

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name or number in the space provided below.

___________________________________________________

3. In their discretion, on other business as may properly come before the Annual Meeting.
The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.
				Mark here if you plan to attend the Annual Meeting.			☐
				Mark here for address change and note change below.			☐

___________________________________________________________

___________________________________________________________

___________________________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS, AND, IF ANY OTHER BUSINESS IS PRESENTED AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. YOU MAY REVOKE THIS PROXY AT ANY TIME BEFORE THE TIME IT IS VOTED AT THE ANNUAL MEETING.

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER MAY SIGN BUT ONLY ONE HOLDER NEED SIGN.

If voting by mail, please be sure to date and sign this instruction card in the box below.	Date

Shareholder sign above

* * * IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

é                                                                                                                                é

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m. Eastern Time, May 2, 2007. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern Time, May 2, 2007: 1-866-289-1750	Vote by Internet anytime prior to 3:00 a.m., Eastern Time, May 2, 2007 go to https://www.proxyvotenow.com/ibkc

Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

Your vote is important!

REVOCABLE PROXY

IBERIABANK Corporation

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007

4:00 p.m. Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of IBERIABANK Corporation (the “Company”) as of March 21, 2007, hereby appoint(s) E. Stewart Shea III and George J. Becker III, or either of them, with full powers of substitution, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Cabildo Room at the InterContinental New Orleans Hotel, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 2, 2007 at 4:00 p.m., Central Time, and at any adjournment thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE

INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê             FOLD AND DETACH HERE             ê

IBERIABANK Corporation — ANNUAL MEETING, MAY 2, 2007

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-289-1750 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/ibkc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS